EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) by and between AmerisourceBergen Corporation, a Delaware corporation (hereinafter the “Company”), and Steven H. Collis (the “Executive”), executed by the parties hereto on the dates set forth below and dated and effective as of January 11, 2019.
WHEREAS, the Company and the Executive are parties to a Second Amended and Restated Employment Agreement dated November 11, 2010 (“Prior Agreement”) and the Company and the Executive desire to enter into this Agreement, which amends, restates and supersedes the Prior Agreement, to memorialize the terms of the Executive’s continued employment with the Company.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree to amend and restate the Prior Agreement as follows:
1.Employment Period. The Company shall continue to employ the Executive, either directly or through a Subsidiary (as defined below), and the Executive shall continue to serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, beginning the date first set forth above (the “Effective Date”) and until that employment ceases as provided below in Section 4 (the “Employment Period”). “Subsidiary” means any entity that is controlled, directly or indirectly, by the Company.
2.    Position and Duties.
(a)    As of the Effective Date, the Executive is employed as the Chairman, President and Chief Executive Officer of the Company. During the Employment Period, the Executive shall continue to be employed in such capacity, or in such other capacity with the Company or any Subsidiary as may be determined from time to time by the Company, provided that any such other capacity shall be at a salary grade and functional level that is substantially equivalent to or greater than the Executive’s salary grade and functional level as of the date of this Agreement.
(b)    During the Employment Period, but excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services on corporate, civic or charitable boards or committees, lectures, speaking engagements or teaching engagements that are approved by the Lead Independent Director (or Chairman, if applicable) of the Board of Directors of the Company and that do not significantly interfere with the performance of the Executive’s responsibilities to the Employer (as defined below) or violate the provisions of Section 9, the Executive shall devote the Executive’s full time and attention during normal business hours to the business and affairs of the Employer and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to the Executive faithfully and efficiently. The “Employer” means the ABC Entity (as defined below) by which the Executive is then employed. “ABC Entity” means the Company or any Subsidiary, as the case may be. For purposes of this Agreement, should the Executive be employed (or have been employed at any time during the Employment Period) by an Employer or Employers other than the Company, the term “Company” shall be deemed to include or refer to such Employer or Employers, to the extent required by the context.
3.    Compensation.
(a)    Base Salary. During the Employment Period, the Executive shall continue to receive an annual base salary at the rate in effect as of the Effective Date, payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be reviewed annually by the Compensation and Succession Planning Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), in accordance with the Company’s standard practices for executives generally, and may be increased as determined by the Committee, in its sole discretion, or by any person or persons to whom the Committee has delegated such authority.
(b)    Annual Bonus and Incentive Plans; Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in any short-term and long-term incentive programs established and/or maintained by the Company for its senior level executives generally; (ii) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company; (iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company to at least the same extent as other senior executives of the Company; and (iv) the Executive shall be entitled to, and the Company shall provide the Executive with vacation in accordance with the terms of the applicable Company policy. In addition, the Executive shall be entitled to annual reimbursement for tax and financial planning and tax preparation in accordance with the Company’s standard practice for executives generally. Nothing in this Agreement precludes the Company from modifying or terminating any incentive, savings and retirement, paid time off, welfare or fringe benefit plan, practice, policy or program at any time in its sole discretion.
(c)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement or advancement for all reasonable expenses incurred or anticipated to be incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.
(d)    Notwithstanding anything herein to the contrary or otherwise, as required by Section 409A of the Internal Revenue Code of 1986, as amended from time to time (“Code”), and its implementing regulations and guidance (“Section 409A”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
4.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or Disability during the Employment Period. “Disability” means a condition entitling the Executive to benefits under the Company’s Long Term Disability Plan.
(b)    By the Company. The Company may terminate the Executive’s employment under this Agreement during the Employment Period for Cause or without Cause. “Cause” means:
(i)    the continued failure by the Executive to substantially perform the Executive’s duties as contemplated by this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than 30 days after a demand for substantial performance is delivered to the Executive by the Board, which demand identifies the manner in which it is believed that the Executive has not substantially performed the Executive’s duties;
(ii)    the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Section 9 of this Agreement); provided that no act or failure to act on the Executive’s part will be considered willful if done, or omitted to be done, by the Executive in good faith and with reasonable belief that the Executive’s action or omission was in the best interest of the Company;
(iii)    the Executive’s conviction of a misdemeanor, which, as determined in good faith by the Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company or to any Subsidiary or affiliate of the Company;
(iv)    the Executive’s conviction of a felony (including, without limitation, any felony constituting a crime of moral turpitude); or
(v)    the Executive’s material failure to comply with the Company’s code of conduct or employment policies.
(c)    By the Executive. The Executive may terminate employment under this Agreement for Good Reason or without Good Reason. “Good Reason” means without the Executive’s consent:
(i)    any reduction in the Executive’s base salary; or
(ii)    material failure by the Company to comply with any provision of Sections 2 and 3 of this Agreement (including, but not limited to, a diminution in the Executive’s authority, duties, or responsibilities) other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive.
Notwithstanding the foregoing, “Good Reason” for purposes of Section 4(c)(i) shall not include a reduction in base salary if such reduction is coincident with a reduction applicable to all members of the senior management team. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Such Notice of Termination for Good Reason must be received by the Company no later than the 60th day after the first occurrence of the event that gives rise to Good Reason. The Company shall have 30 days to remedy the conduct set forth in the Notice of Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the 60th day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 30-day period. A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days’ advance written notice of the termination.
(d)    Date of Termination. The “Date of Termination” means the date of the Executive’s death, the date of the Executive’s termination of employment on account of Disability, or the date of the termination of the Executive’s employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective. The Employment Period shall end on the Date of Termination.

(e)    Separation from Service. For purposes of determining under Section 409A whether there has been a “separation from service” with the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor regulation), the Executive shall be deemed to have incurred a separation from service if the Executive’s employment has been terminated in accordance with this Section 4 and the Executive is performing less than 50% of the average level of bona fide services the Executive was performing for the Company in the immediately preceding 36-month period (“Separation from Service”). In addition, notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described in Section 5 that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a Separation from Service as defined herein.
(f)    Effective as of the Date of Termination, Executive will be deemed to have resigned from all Company-related positions, including as an officer and director of the Company and its Subsidiaries and affiliates.
5.    Obligations of the Company upon Termination.
(a)    By the Company Other Than for Cause; or By the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:
(i)    the Executive shall be entitled to severance equal to continued payment for two years after the Separation from Service of the Executive’s base salary (as in effect on the Date of Termination without giving effect to any diminution in base salary that constitutes grounds for termination by the Executive for Good Reason in accordance with Section 4(c)(i)), which amount shall be paid in installments over such two-year period pursuant to the Company’s normal payroll policy;
(ii)    the Executive shall be entitled to receive the following bonus payments: (A) a bonus payment equal to an amount representing 100% of the Executive’s target bonus for the Executive’s salary grade for the fiscal year of the Company in which such Separation from Service occurs, multiplied by a fraction, the numerator of which is the number of days in such current fiscal year through the Separation from Service, and the denominator of which is 365, with any such amount to be paid at the same time as annual bonuses for the fiscal year in which such Separation from Service occurs are paid by the Company under the applicable bonus program generally but in no event later than December 31 of the calendar year that includes the last day of the applicable fiscal year and (B) an amount equal to two times the average of the annual bonuses earned by the Executive over the prior three complete years preceding the Date of Termination (that is, not including the bonus year that includes the Date of Termination), which amount shall be paid in two equal installments at the same time that annual bonuses are paid by the Company under the applicable bonus program generally over the two-year period following the Date of Termination, but in no event later than December 31 of the calendar year that includes the last day of the applicable fiscal year;
(iii)    For the 18-month period following the Executive’s Separation from Service (subject to earlier termination as described below), if the Executive elects to receive continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans for the Executive and, to the extent permitted under COBRA, the Executive’s spouse and eligible dependents, if any, with such payment not to exceed the COBRA rates for such coverage; provided, however, that entitlement to any such COBRA premium payments shall terminate upon COBRA ineligibility, including, without limitation, by reason of the Executive’s commencement of eligibility under the group health plan of any other employer and the Executive’s commencement of eligibility for Medicare benefits under Title XVIII of the Social Security Act. The Executive shall notify the Company of the commencement of the Executive’s eligibility under the group health plan of any other employer and/or of eligibility for Medicare benefits under Title XVIII of the Social Security Act at any time during the 18-month period following the Executive’s Separation from Service. If the Executive remains on COBRA coverage for the entire 18-month period in which the Executive is entitled to such Company paid coverage, the Company will make monthly payments to the Executive for the 6-month period immediately following the expiration of the 18-month COBRA period equal to the amount of premium costs that the Company would have paid on the Executive’s behalf had the Executive been eligible to continued coverage under COBRA. Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of the Company pursuant to which the coverage is provided or could result in an excise tax on the Company or the Executive, in which case the Company shall make supplemental severance payments to the Executive in monthly amounts equal to the amounts to which the Executive otherwise would have been entitled hereunder in respect of such coverage for the remainder of the period that the Company otherwise would have been obligated to pay such COBRA premium costs on behalf of the Executive. Any amounts that are paid on the Executive’s behalf or paid directly to the Executive as supplemental severance payments in accordance with this Section 5(a)(iii) will be considered taxable income to the Executive and any taxes on such amounts will be the Executive’s responsibility and subject to applicable tax withholding;
(iv)    The Executive shall be entitled to receive executive level outplacement assistance under any outplacement assistance program then being maintained by the Company in accordance with the terms of any such program;
(v)    The Executive shall become vested in any outstanding options, restricted stock or other equity incentive awards only to the extent provided for under the terms governing such equity incentive award; and
(vi)    The Company shall pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Separation from Service, the following accrued but unpaid cash compensation of the Executive (the “Accrued Obligations”): (V) the Executive’s base salary through the Date of Termination that has not yet been paid, (W) any annual bonus approved by the Committee with respect to the immediately preceding fiscal year that has not been paid, (X) any accrued but unpaid vacation pay, (Y) any unreimbursed employee business expenses, and (Z) any vested benefits accrued and due under any applicable benefit plan, policy, practice or program of, or contract or agreement with, the Company.
The Company’s obligation to make any payments, or cause any payments to be made, under this Section 5(a) (other than the Accrued Obligations) shall be conditioned upon the Executive’s execution, and non-revocation, by the 60th day following the Date of Termination, of a written release, substantially in the form attached hereto as Annex 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit) (the “Release”). The payments and benefits described in this Section 5(a) (other than the Accrued Obligations) will be paid, or will begin to be paid or provided, as applicable, as soon as administratively practicable after the Release becomes irrevocable, but in no event later than 75 days following the Date of Termination, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. The first payment in a series of installment payments shall include all installments not yet paid from the Date of Termination until the first payment date.
If and to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to the Executive upon or following the Executive’s Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s Separation from Service will be deferred (without interest) and paid to the Executive in a lump sum immediately following that six month period. This provision shall not be construed as preventing payments pursuant to Section 5 equal to an amount up to two times the lesser of (a) the Executive’s annualized compensation for the year prior to the Separation from Service, and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code, being paid to the Executive in the first six months following the Separation from Service. For purposes of the application of Section 409A, each payment in a series of payments described in this Section 5 will be deemed a separate payment.
(b)    Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination. In such event, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.
(c)    By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Accrued Obligations, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.
6.    Change in Control.
(a)    If, during the Employment Period and upon or within 24 months following a Change in Control (as defined in AmerisourceBergen Corporation Omnibus Incentive Plan, or its successor, as in effect on the Effective Date), the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason, the Executive shall be entitled to the payments and benefits set forth in Section 5(a) above, except that (i) the amount in Section 5(a)(i) shall be replaced with severance equal to continued payment for three years after the Separation from Service of the Executive’s base salary (as in effect on the Date of Termination without giving effect to any diminution in base salary that constitutes grounds for termination by the Executive for Good Reason in accordance with Section 4(c)(i)), which amount shall be paid in installments over such three-year period pursuant to the Company’s normal payroll policy, (ii) the amount in Section 5(a)(ii)(B) shall be replaced with an amount equal to three times the average of the annual bonuses earned by the Executive over the prior three complete years preceding the Date of Termination (that is, not including the bonus year that includes the Date of Termination), which amount shall be paid in three equal installments at the same time that annual bonuses are paid by the Company under the applicable bonus program generally over the three-year period following the Date of Termination, but in no event later than December 31 of the calendar year that includes the last day of the applicable fiscal year and (iii) if the Executive remains on COBRA coverage for the entire 18-month period in which the Executive is entitled to such Company paid coverage in accordance with Section 5(a)(iii), the Company will make monthly payments to the Executive for the 18-month period immediately following the expiration of the 18-month COBRA period equal to the amount of premium costs that the Company would have paid on the Executive’s behalf had the Executive been eligible to continued coverage under COBRA. Such payments and benefits described in this Section 6(a) shall be paid in accordance with the payment schedule described in Section 5(a) and shall be subject to the Executive’s timely execution and non-revocation of a Release, as provided in Section 5(a) above. For purposes of the application of Section 409A, each payment described in this Section 6 will be deemed a separate payment.
(b)    In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
(i)    The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii)    Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
(iii)    All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
7.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

8.    No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment (except as otherwise provided in Section 5(a)(iii) of this Agreement with respect to the payment of COBRA premiums).
9.    Confidential Information; Non-solicitation; Non-competition.
(a)    The Executive agrees and acknowledges that by reason of the Executive’s employment by and service to the Company, the Executive will have access to, become exposed to and/or become knowledgeable about confidential information of the Company (the “Confidential Information”) from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to the Company’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by the Company. The Executive agrees that at no time during or after the Employment Period will the Executive disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of the Company. The Executive also agrees to be subject to the Company’s Code of Ethics and Business Conduct as in effect from time to time during the Employment Period.
(b)    Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Nor does this Agreement require the Executive to obtain prior authorization from the Company before engaging in any conduct described in this Section 9(b), or to notify the Company that the Executive has engaged in any such conduct. To the extent permitted by law and except as provided above in this Section 9(b), upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any Confidential Information or trade secrets of the Company, the Executive agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(c)    The Executive acknowledges that the Company is generally engaged in business throughout the United States. During the Executive’s employment by the Company and for two years after the Date of Termination or the expiration of the Employment Period, the Executive agrees that the Executive will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, which is engaged in any business, including the wholesale distribution of pharmaceutical products, that, or otherwise engage in any business that, as of the Date of Termination or expiration of the Employment Period, as applicable, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this Section 9(c). During such two-year period, the Executive also agrees to be available to the Company on a reasonable basis for consulting at a per diem rate that reflects the Executive’s annual salary as in an effect prior to the Executive’s termination of employment (plus reimbursement of the Executive’s reasonable expenses). Notwithstanding the foregoing, the Executive shall be relieved of the covenants provided for in this Section 9(b) in the event that the Company fails to make payments required to be made to the Executive as provided for in Section 5(a) of this Agreement, except as a result of the Executive’s breach of this Agreement.
(d)    The Executive also agrees that the Executive will not, directly or indirectly, during the period described in Section 9(c) induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Date of Termination.
(e)    The Executive acknowledges and agrees that the restrictions contained in this Section 9 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Company hereby advises the Executive to consult the Executive’s own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by the Executive’s own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.
(f)    The Executive further acknowledges and agrees that a breach of the restrictions in this Section 9 will not be adequately compensated by monetary damages. The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to the Company. In the event that the provisions of this Section 9 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.
(g)    If the Executive breaches the Executive’s obligations under this Section 9, the Executive agrees that suit may be brought, and that the Executive consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania; consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(h)    For purposes of this Section 9, the term “Company” shall be deemed to include each Subsidiary of the Company.
10.    Cooperation. Except as expressly permitted or required by this Agreement or by law and as set forth in Section 9(b) above, the Executive agrees that, upon the Company’s reasonable notice to the Executive, the Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which the Executive was involved (or alleged to have been involved) while employed with the Company or of which the Executive has knowledge by virtue of the Executive’s employment with the Company. Upon submission of appropriate documentation, the Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.
11.    Successors.
(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
12.    Miscellaneous.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, to the address on file with the Company.

If to the Company:

AmerisourceBergen Corporation
227 Washington Street
Conshohocken, PA 19428
Attention: Executive Vice President and Chief Legal & Business Officer

or to such other address as either party furnishes to the other in writing in accordance with this Section 12(b). Notices and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
(d)    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c) of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(f)    Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.
(g)    This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral, between the Company or any Subsidiary and the Executive including, without limitation, the Prior Agreement.
(h)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
(i)    Notwithstanding anything in this Agreement to the contrary, this Agreement and the compensation payable hereunder shall be subject to the Incentive Compensation Restriction and Financial Recoupment Program of the Company’s Corporate Integrity Agreement, to the extent applicable, and any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board or otherwise required by law from time to time.
(j)    The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 9, 10 and 11.
[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, in each case on the date(s) set forth below.

AMERISOURCEBERGEN CORPORATION By:/s/ John G. Chou Name: John G. Chou Title: Executive Vice President and Chief Legal & Business Officer Dated: January 11, 2019
EXECUTIVE /s/ Steven H. Collis Steven H. Collis Dated: January 11, 2019

ANNEX 1
SEPARATION OF EMPLOYMENT AGREEMENT
AND GENERAL RELEASE
THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this _____day of __________, _____, by and between AmerisourceBergen Corporation (the “Company”) and Steven H. Collis (the “Executive”).
WHEREAS, Executive formerly was employed as Chairman, President and Chief Executive Officer;
WHEREAS, Executive and Company entered into an Amended and Restated Employment Agreement, dated January 11, 2019 (the “Employment Agreement”) which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;
WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective __________, ______ (the “Date of Termination”); and
WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.
NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:
1.    (a)    Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its and their officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all legally waivable causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, all as amended, and any other statutory, contract or tort claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.
(b)    To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive is not aware of any improper, unethical or illegal conduct or activities that Executive has not reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline.
(c)    Nothing in the Agreement will be deemed to release the Company from (i) claims solely to enforce this Agreement, (ii) claims for indemnification under the Company’s By-Laws, (iii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company, or (iv) claims that cannot be released in this Agreement as a matter of law.
2.    For good and valuable consideration, including without limitation the commitments of the Company as set forth in this Agreement, Executive agrees to continue to be bound by Section 9 of the Employment Agreement.
3.    Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.
4.    Executive further agrees that, except as expressly permitted in Paragraph 10 below, Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of its or their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that it will instruct its executive officers and directors not to disparage or subvert Executive, or make any statement to any person outside the Company reflecting negatively on Executive, including, but not limited to, any matters relating to Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.
5.    In consideration for Executive’s agreement as set forth herein, the Company agrees that the Company shall provide the following:
[insert description of severance benefits to which Executive is entitled under the Employment Agreement]; and
[(b)]    To the extent covered by directors’ and officers’ liability insurance on the Date of Termination, the Company will maintain, for no less than 6 years following the Date of Termination, directors’ and officers’ liability insurance covering Executive’s potential liability in connection with Executive’s employment by the Company in amounts and on terms that are commensurate with the coverage provided to its active officers and directors of the Company.
6.    Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, or if Executive should revoke it pursuant to Paragraph 17(f) below, Executive will not receive the consideration provided to Executive under this Agreement and Executive will only be entitled to the payments provided in the Company’s standard severance pay plan for employees.
7.    Executive acknowledges and agrees that the Company previously has satisfied, or pursuant to this Agreement hereby does satisfy, any and all obligations owed to Executive under the Employment Agreement and any other employment-related agreement or offer letter Executive has with the Company and, further, that, except as set forth expressly herein, this Agreement supersedes the Employment Agreement and any such other employment-related agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment agreement or offer letter with the Company, or the terms of this Agreement. Executive acknowledges and agrees that, with the exception of the payments described in Paragraph 5 of this Agreement, the Company has paid to Executive all wages and other compensation to which Executive was entitled.
8.    Except as otherwise permitted under Paragraph 10, Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor except as required by law. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.
9.    Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.
10.    Nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Nor does this Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph 10, or to notify the Company that Executive has engaged in any such conduct. Executive acknowledges and agrees, however, that, to the fullest extent permitted by law, Executive is waiving and releasing any claim or right to recover from the Company any monetary damages or any other form of personal relief based on any claim, charge, complaint or action against the Company covered by the general release of claims set forth above. Nothing in this Agreement is intended to or shall prevent, impede or interfere with Executive’s non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
11.    Effective as of the Termination Date, Executive will resign all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.
12.    The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.
13.    Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.
14.    Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
15.    Notwithstanding anything in this Agreement to the contrary, this Agreement and the compensation payable hereunder shall be subject to the Incentive Compensation Restriction and Financial Recoupment Program of the Company’s Corporate Integrity Agreement, to the extent applicable, and any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board or otherwise required by law from time to time.
16.    This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
17.    Executive certifies and acknowledges as follows:
(a)    That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;
(b)    That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to

Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;
(c)    That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;
(d)    That Executive does not waive rights or claims that may arise after the date this Agreement is executed;
(e)    That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and
(f)    Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution by giving written notice of such revocation by hand delivery, fax or email to [__________] within said seven (7) day period, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.
(g)    The unenforceability or nullity of one or more of the provisions of this Agreement shall not render any other provision unenforceable, null or void. In all matters pertaining to this Agreement, the laws of Pennsylvania will be applicable and controlling and the exclusive venue of any litigation arising from, or in any way connected with, this Agreement shall lie exclusively in Chester County, Pennsylvania courts or the federal district court for the Eastern District of Pennsylvania.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this _____ day of __________, ______.

Steven H. Collis	Witness:
AMERISOURCEBERGEN CORPORATION By: Name: Title:	Witness: